EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2014 Long-Term Incentive Plan of Rice Midstream Partners LP of our reports included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-199932) and related Prospectus of Rice Midstream Partners LP, filed with the Securities and Exchange Commission (a) dated October 1, 2014, with respect to the financial statements of Rice Midstream Partners Predecessor and (b) dated October 1, 2014, with respect to the balance sheet of Rice Midstream Partners LP.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

December 19, 2014